Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	July 17, 2007

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2007

—Net Earnings for the Second Quarter of 2007 Totaled $22.5 Million, Up 56% over the Second Quarter of 2006 —

— Diluted EPS for the Second Quarter of 2007 of $0.78 Up 22% over the Second Quarter of 2006 —

—Net Interest Margin Increases from First Quarter 2007 to 6.47%—

—Nonaccrual Loans Decrease Nearly $3.0 million—

San Diego, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the second quarter ended June 30, 2007 of $22.5 million, or $0.78 per diluted share, compared to net earnings of $28.5 million, or $0.98 per diluted share, for the first quarter of 2007 and net earnings of $14.5 million, or $0.64 per diluted share, for the second quarter of 2006.  The decrease in net earnings compared to the first quarter of 2007 resulted primarily from lower net interest income and reduced gain on sale of loans due to the sale of a large portfolio of commercial real estate mortgage loans at the end of the first quarter, lower other noninterest income and higher reorganization charges.  During the first quarter of 2007, the combination of the gain on sale of commercial real estate mortgage loans, gain from unearned discount on a loan payoff, and reorganization charges increased net earnings by $4.8 million, or $0.17 per diluted share.  Reorganization charges for the second quarter of 2007 reduced net earnings by $628,000, or $0.02 per diluted share.  The increase in net earnings compared to the second quarter of 2006 resulted mostly from higher net interest income due to acquisitions and organic loan growth, a lower credit loss provision, gain on the sale of loans, and increased other noninterest income offset by higher noninterest expense due to business growth.

Net earnings for the six months ended June 30, 2007, were $51.1 million, or $1.76 per diluted share, compared to net earnings of $31.9 million, or $1.50 per diluted share, for the same period of 2006.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We acquired Community Bancorp in October 2006, which added $1.0 billion in assets, Foothill Independent Bancorp in May 2006, which added $892.0 million in assets, and Cedars Bank in January 2006, which added $489.3 million in assets.

On June 25, 2007, we acquired Business Finance Capital Corporation, or BFCC, a commercial finance company based in San Jose, California, for $35 million composed of $27.7 million in First Community common stock and $7.3 million in cash for all preferred stock and outstanding options to purchase BFCC common stock.  BFCC’s wholly-owned subsidiary, BFI Business Finance, or BFI, is an asset-based lender with 34 employees.  At the acquisition date, BFCC had $91.2 million in assets, $86.6 million in asset-based loans, and $2.3 million in common shareholders’ equity.  BFI lends primarily to growing businesses throughout California and the northwestern United States.  BFI will operate under its current name as a subsidiary of Pacific Western Bank, a wholly-owned subsidiary of First Community.

Matt Wagner, Chief Executive Officer, stated, “During the second quarter, we continued to focus on maintaining the quality of our franchise in light of the challenging operating environment for commercial banking.  Credit quality remains high and continued to improve during the quarter, as we reduced nonaccrual loans.  Additionally, we improved our net interest margin, reflecting our previous initiatives to reposition our balance sheet.  We continue to believe that making quality loans at the right margin is the best path to success for our shareholders.”

Mr. Wagner continued, “We continue to look for selective opportunities to grow our deposits and loans. The BFI acquisition is an example of a targeted acquisition focused on a sector we know and a quality loan portfolio that complements and diversifies our model.  Absent opportunities to grow aggressively, we will continue to grow by implementing strategic deals, making quality loans and gathering low-cost deposits, and focusing on the expense side.”

Vic Santoro, Executive Vice President and Chief Financial Officer, commented, “Our margin increased 14 basis points and remains healthy at 6.47%.  The BFI acquisition, which was completed at the end of June, is expected to positively impact our net interest margin going forward by approximately 10 basis points.  Also, in June we redeemed for cash $10.3 million of subordinated debt which was costing us 9.30%.”

“In light of the slower growth environment we eliminated approximately 80 staff positions during the quarter and incurred related severance costs of $600,000 after tax, or $0.02 per share.  This workforce reduction is expected to result in lower compensation costs of approximately $1.2 million per quarter, which after tax will increase diluted earnings per share by $0.02 per quarter.”  Mr. Santoro continued, “Noninterest income includes $1.8 million from gain on sale of SBA loans.  The SBA loan sale function was obtained through the Community Bancorp acquisition and we expect such sales to continue.  While SBA loan sale income will vary depending on quarterly loan production, it provides a source of recurring income for a specific loan product and a positive diversification of our noninterest income and overall loan portfolio.”

SECOND QUARTER RESULTS

In thousands, except per share data and percentages	Second Quarter 2007	First Quarter 2007	% Change	Second Quarter 2006	% Change

Net Earnings	$22,525	$28,546	(21.1)%	$14,451	55.9%
Diluted Share Count	29,015.8	28,995.1	0.1%	22,736.9	27.6%
Diluted Earnings Per Share	$0.78	$0.98	(20.4)%	$0.64	21.9%
Return on Average Assets (ROA)	1.75%	2.10%	(16.7)%	1.39%	25.9%
Return on Average Equity (ROE)	7.61%	9.91%	(23.2)%	7.49%	1.6%
Net Interest Margin	6.47%	6.33%	2.2%	6.79%	(4.7)%
Efficiency Ratio	48.7%	42.2%	15.4%	45.6%	6.8%

The decrease in net earnings and diluted earnings per share for the second quarter of 2007 compared to the first quarter of 2007 is attributed mostly to lower net interest income, lower noninterest income, and higher reorganization charges.  The decrease in both net interest income and noninterest income relates to the sale of a participating interest of approximately $350 million in commercial real estate mortgage loans at the end of the first quarter of 2007; this sale generated an after-tax gain of $3.9 million and the proceeds were used mostly to repay overnight borrowings.  In addition, noninterest income decreased due to the gain from an unearned discount of $1.1 million (after tax) on a loan payoff recognized in the first quarter.  The increase in net earnings and diluted earnings per share for the second quarter of 2007 compared to the second quarter of 2006 was driven by increased average loans and gain on sale of loans and a lower credit provision.

YEAR TO DATE RESULTS

In thousands, except per share data and	Six Months Ended June 30,
percentages	2007	2006	% Change

Net Earnings	$51,071	$31,854 *	60.3%
Diluted Share Count	29,007.4	21,208.5	36.8%
Diluted Earnings Per Share	$1.76	$1.50 *	17.3%
Return on Average Assets (ROA)	1.93%	1.64%	17.7%
Return on Average Equity (ROE)	8.75%	9.47%	(7.6)%
Net Interest Margin	6.40%	6.80%	(5.9)%
Efficiency Ratio	45.3%	46.3%	(2.2)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to the accounting change described below.

The increases in net earnings, diluted earnings per share and ROA were due mostly to increased net interest income due to loan growth, a lower credit loss provision, and higher gain on sale of loans offset by increased overhead expenses.  The improvement in the efficiency ratio was due to increased net revenues compared to increased noninterest expense.

BALANCE SHEET CHANGES

Total loans, including loans held for sale and net of unearned income, increased $4.4 million to $4.0 billion at June 30, 2007, from March 31, 2007.  The increase is a combination of $87 million in loans added to the portfolio through the BFI acquisition and declines in construction loans due to high repayment volume.  Deposits decreased $268.3 million to $3.4 billion at June 30, 2007, from March 31, 2007.  Demand deposits totaled $1.5 billion at June 30, 2007, and represented 43% of total deposits at that date.

NET INTEREST INCOME

Net interest income totaled $66.5 million for the second quarter of 2007 compared to $69.4 million for the first quarter of 2007 and $58.0 million for the same period of 2006.  The decrease in net interest income compared to first quarter of 2007 was due mainly to a decline in interest income resulting from the sale of commercial real estate mortgage loans at the end of the first quarter.  Interest expense also decreased as the proceeds from the loan sale were used to repay borrowings.

The increase in net interest income for the second quarter of 2007 compared to the second quarter of 2006 was mainly a result of higher interest income from loan growth offset by higher interest expense on funding sources.  Interest expense increased $7.1 million for the second quarter of 2007 compared to the second quarter of 2006 as the volume of our funding sources increased to support loan growth and the cost increased due to higher market interest rates and competitive forces.

Net interest income increased to $135.9 million for the six months ended June 30, 2007 compared to $110.0 million for the same period of 2006. This increase was mainly a result of increased interest income from our loan growth, offset partially by higher interest expense.  Interest expense increased due to a combination of increased funding volume and the cost of our funding sources.

NET INTEREST MARGIN

Our net interest margin for the second quarter of 2007 was 6.47%, an increase of 14 basis points when compared to the first quarter of 2007 and a decrease of 32 basis points when compared to the second quarter of 2006. The yield on average earning assets was 8.43 % for the second quarter of 2007 compared to 8.44% for the first quarter of 2007 and 8.30% for the second quarter of 2006.  The yields on average loans were 8.57% for the second quarter of 2007, 8.55% for the first quarter of 2007, and 8.66% for the second quarter of 2006.  The increase in the net interest margin in the second quarter of 2007 compared to the first quarter of 2007 is due, in part, to the effect of the first quarter sale of commercial real estate mortgage loans and the repayment of borrowings.  The decrease in the net interest margin in the second quarter of 2007 compared to the second quarter of 2006 is due mainly to an increase in the cost of our funding sources mostly due to competitive pressure on deposit pricing.

The average cost of deposits was 1.58% for the second quarter of 2007 compared to 1.51% for the first quarter of 2007 and 0.97% for the second quarter of 2006.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 42% of average total deposits during the second quarter of 2007.    The increases in the cost of deposits is due to competitive pressures and the deposit structures of the banks we acquired which tended to have a higher concentration of more costly time deposits.

The overall cost of interest-bearing liabilities was 3.30 % for the second quarter of 2007 compared to 3.41% for the first quarter of 2007 and 2.60% for the second quarter of 2006.  The decrease from the first quarter of 2007 is due to the repayment of overnight borrowings costing on average 5.35% from the loan sale proceeds.  The increase from the second quarter of 2006 is due to a combination of increased deposit costs and increased average borrowings used to fund loan growth and deposit flows.

Our net interest margin for the six months ended June 30, 2007 was 6.40%, a decrease of 40 basis points when compared to the same period of 2006.  The decrease is primarily the result of higher funding costs due to competitive pressure on deposit pricing and an increased reliance on FHLB advances to fund loan growth and deposit flows.

NONINTEREST INCOME

Noninterest income for the second quarter of 2007 totaled $7.5 million compared to $14.4 million in the first quarter of 2007 and $4.3 million for the second quarter of 2006.  The decrease compared to the first quarter of 2007 is due mostly to a decline in gain on sale of loans and other income.  The first quarter of 2007 gain on sale of loans included a $6.6 million gain related to the sale of a participating interest in certain commercial real estate mortgage loans and net gains of $876,000 on the sale of SBA loans; this compares to net gains of $1.8 million on the sale of SBA loans recognized in the second quarter of 2007.  The first quarter of 2007 other income category included a $1.9 million gain related to recognizing an unearned discount on the payoff of an acquired loan; there was no such item in the second quarter of 2007.  The increase in noninterest income compared to the second quarter of 2006 is due to higher gains on loan sales and increased fee volume due to our balance sheet growth.

Noninterest income for the six months ended June 30, 2007 totaled $21.9 million compared to $8.0 million earned in the same period in 2006.  The increase in noninterest income results largely from higher gain on sale of loans, the recognition of the unearned discount described above, and higher fee volume due to our business growth.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the second quarter of 2007 totaled $36.0 million compared to $35.4 million for the first quarter of 2007 and $28.4 million for the second quarter of 2006.  The increase compared to the first quarter of 2007 is due to higher reorganization and other professional services expense offset by lower compensation expense.  Reorganization charges for the second quarter of 2007 represent mostly severance costs associated with elimination of staff positions in branch locations and lending units at the end of the second quarter.  This workforce reduction is expected to result in lower compensation costs of approximately $1.2 million per quarter going forward.  Other professional services expense is higher due to consulting services related to the Company’s reorganization efforts and other marketing efforts.

The increase compared to the second quarter of 2006 relates mainly to higher compensation, increased occupancy costs and increases in most other expense categories.  These increases are due to a combination of acquisitions, business growth, and reorganization charges.  The increase in compensation resulted from additional staff added through acquisitions, pay rate increases, and increased benefits costs.  Our branch network has expanded through acquisitions to 61 offices.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Restricted stock amortization totaled $2.4 million for the second quarter of 2007 compared to $2.1 million for the first quarter of 2007 and $1.9 million for the second quarter of 2006.  Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $8.6 million for 2007.  Intangible asset amortization totaled $2.3 million for the second quarter of 2007 and is estimated to be $9.0 million for 2007.  The 2007 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the six months ended June 30, 2007 totaled $71.4 million compared to $54.7 million for the same period in 2006.  The increase is due to a combination of acquisitions and business growth.

TAXES

The effective tax rate for the second quarter of 2007 was 40.7% compared to 41.0% for the first quarter of 2007 and 40.7% for the second quarter of 2006.  The effective tax rates are lower than the statutory rates due to tax credits on certain investments acquired in our acquisitions and tax-exempt income.

CREDIT QUALITY

Our nonaccrual loans decreased $2.8 million to $24.8 million at June 30, 2007 compared to $27.6 million at March 31, 2007.  Of the $24.8 million in nonaccrual loans at June 30, 2007, $6.7 million is insured or guaranteed by the SBA or a public insurance company.  Our ratio of nonaccrual loans to total loans, including loans held for sale, decreased to 0.63% at June 30, 2007 from 0.70% at March 31, 2007.

At June 30, 2007, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.58% compared to 1.54% at March 31, 2007.   The allowance for total credit losses totaled $60.7 million at June 30, 2007 and $58.6 million at March 31, 2007.  The increase in the allowance for credit losses in the second quarter was due to the allowance added through the BFI acquisition.

No part of the allowance for credit losses is allocated to loans held for sale as they are carried at the lower of aggregate cost or fair value and are shown separately on our balance sheet.  The allowance for credit losses applies only to loans held for investment purposes and loan commitments.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at June 30, 2007.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $5.1 billion in assets as of June 30, 2007, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 61 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(In thousands, except share data)
Assets:
Cash and due from banks	$132,727	$128,910
Federal funds sold	9,900	22,000
Total cash and cash equivalents	142,627	150,910

Interest-bearing deposits in financial institutions	422	501

Federal Reserve Bank and Federal Home Loan
Bank stock, at cost	17,324	28,747
Securities available-for-sale	82,724	91,381
Total securities	100,048	120,128

Loans held for sale	116,834	173,319

Loans, net of unearned income	3,841,617	4,189,543
Allowance for loan losses	(52,431)	(52,908)
Net loans	3,789,186	4,136,635

Premises and equipment	36,841	37,102
Intangible assets	816,955	788,510
Cash surrender value of life insurance	69,046	67,512
Other assets	71,816	78,706
Total assets	$5,143,775	$5,553,323

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,454,263	$1,571,361
Interest-bearing deposits	1,956,489	2,114,372
Total deposits	3,410,752	3,685,733

Accrued interest payable and other liabilities	66,542	51,043
Borrowings	302,684	499,000
Subordinated debentures	138,691	149,219
Total liabilities	3,918,669	4,384,995

Shareholders’ Equity:
Common stock	1,044,941	1,020,132
Retained earnings	180,510	148,367
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(345)	(171)
Total shareholders’ equity	1,225,106	1,168,328
Total liabilities and shareholders’ equity	$5,143,775	$5,553,323

Shares outstanding (includes 843,255 shares and 750,014 shares at June 30, 2007 and December 31, 2006, underlying unvested stock awards)	30,214,738	29,635,957

Book value per share	$40.55	$39.42

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Six Months Ended June 30,
	6/30/07	3/31/07	6/30/06	2007	2006
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$84,277	$90,949	$68,330	$175,226	$128,279
Interest on federal funds sold	909	214	66	1,123	130
Interest on time deposits in other financial institutions	6	6	5	12	20
Interest on investment securities	1,362	1,376	2,588	2,738	4,754
Total interest income	86,554	92,545	70,989	179,099	133,183

Interest expense:
Interest expense on deposits	13,731	13,425	7,136	27,156	12,765
Interest expense on borrowings	3,414	6,752	3,118	10,166	5,281
Interest expense on subordinated debentures	2,955	2,933	2,697	5,888	5,147
Total interest expense	20,100	23,110	12,951	43,210	23,193
Net interest income before provision for credit losses	66,454	69,435	58,038	135,889	109,990
Provision for credit losses	—	—	9,500	—	9,600
Net interest income after provision for credit losses	66,454	69,435	48,538	135,889	100,390

Noninterest income:
Service charges on deposit accounts	2,850	2,817	1,986	5,667	3,545
Other commissions and fees	1,976	1,323	1,596	3,299	3,078
Gain on sale of loans	1,779	7,525	—	9,304	—
Increase in cash surrender value of life insurance	627	616	531	1,243	952
Other income	297	2,070	178	2,367	349
Total noninterest income	7,529	14,351	4,291	21,880	7,924

Noninterest expense:
Compensation	18,267	18,922	14,865	37,189	30,095
Occupancy	4,725	4,761	3,905	9,486	7,050
Furniture and equipment	1,195	1,293	981	2,488	1,742
Data processing	1,467	1,558	1,719	3,025	3,054
Other professional services	1,795	1,437	1,016	3,232	2,136
Business development	849	707	353	1,556	700
Communications	841	832	749	1,673	1,375
Insurance and assessments	378	413	492	791	964
Intangible asset amortization	2,305	2,174	1,577	4,479	2,726
Reorganization charges	1,083	258	407	1,341	407
Other	3,092	3,038	2,380	6,130	4,366
Total noninterest expense	35,997	35,393	28,444	71,390	54,615
Earnings before income taxes and effect of accounting change	37,986	48,393	24,385	86,379	53,699
Income taxes	15,461	19,847	9,934	35,308	21,987
Net earnings before cumulative effect of accounting change	22,525	28,546	14,451	51,071	31,712
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	—	—	—	142
Net earnings	$22,525	$28,546	$14,451	$51,071	$31,854

Per share information
Number of shares (weighted average):
Basic	28,885.9	28,867.2	22,509.2	28,876.6	20,952.2
Diluted	29,015.8	28,995.1	22,736.9	29,007.4	21,208.5
Basic earnings per share:
Net earnings before accounting change	$0.78	$0.99	$0.64	$1.77	$1.51
Accounting change (1)	—	—	—	—	0.01
Basic earnings per share	$0.78	$0.99	$0.64	$1.77	$1.52
Diluted earnings per share:
Net earnings before accounting change	$0.78	$0.98	$0.64	$1.76	$1.50
Accounting change (1)	—	—	—	—	—
Diluted earnings per share	$0.78	$0.98	$0.64	$1.76	$1.50

(1) Less than $0.01 per diluted share for the six months ended June 30, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Six Month Ended June 30,
	6/30/07	3/31/07	6/30/06	6/30/07	6/30/06
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,945,574	$4,316,266	$3,163,362	$4,129,896	$3,003,629
Investment securities	104,005	113,278	260,536	108,616	249,730
Federal funds sold	69,585	16,590	5,898	43,234	6,654
Interest-bearing deposits in financial institutions	498	486	468	492	1,173
Average earning assets	4,119,662	4,446,620	3,430,264	4,282,238	3,261,186
Other assets	1,033,326	1,061,067	726,071	1,047,120	659,364
Average total assets	$5,152,988	$5,507,687	$4,156,335	$5,329,358	$3,920,550

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,464,362	$1,530,242	$1,342,328	$1,497,120	$1,290,829
Interest-bearing deposits	2,017,810	2,074,427	1,613,881	2,045,962	1,558,141
Average deposits	3,482,172	3,604,669	2,956,209	3,543,082	2,848,970
Subordinated debentures	148,387	149,173	126,457	148,778	124,069
Borrowings	275,052	528,490	257,347	401,071	228,674
Other liabilities	60,595	56,959	41,947	58,787	40,751
Average liabilities	3,966,206	4,339,291	3,381,960	4,151,718	3,242,464
Average equity	1,186,782	1,168,396	774,375	1,177,640	678,086
Average liabilities and shareholders’ equity	$5,152,988	$5,507,687	$4,156,335	$5,329,358	$3,920,550

Yield Analysis:
Average earning assets	$4,119,662	$4,446,620	$3,430,264	$4,282,238	$3,261,186
Yield	8.43%	8.44%	8.30%	8.43%	8.24%
Average interest-bearing deposits	$2,017,810	$2,074,427	$1,613,881	$2,045,962	$1,558,141
Cost	2.73%	2.62%	1.77%	2.68%	1.65%
Average deposits	$3,482,172	$3,604,669	$2,956,209	$3,543,082	$2,848,970
Cost	1.58%	1.51%	0.97%	1.55%	0.90%
Average interest-bearing liabilities	$2,441,249	$2,752,090	$1,997,685	$2,595,811	$1,910,884
Cost	3.30%	3.41%	2.60%	3.36%	2.45%
Average subordinated debentures	148,387	149,173	126,457	148,778	$124,069
Cost	7.99%	7.97%	8.55%	7.98%	8.37%
Average borrowings	275,052	528,490	257,347	401,071	$228,674
Cost	4.98%	5.18%	4.86%	5.11%	4.66%
Average interest sensitive liabilities	$3,905,611	$4,282,332	$3,340,013	$4,092,931	$3,201,713
Cost	2.06%	2.19%	1.56%	2.13%	1.46%

Interest spread	5.13%	5.03%	5.70%	5.07%	5.79%
Net interest margin	6.47%	6.33%	6.79%	6.40%	6.80%

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	6/30/07 *	3/31/07 *	12/31/06 *	9/30/06	6/30/06
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$882,426	$792,877	$836,665	$705,546	$716,418
Real estate–construction	839,564	918,086	939,463	755,813	763,861
Commercial real estate–mortgage	2,124,225	2,124,768	2,463,481	1,952,547	1,812,484
Consumer	46,355	46,755	45,984	46,910	54,455
Foreign:
Commercial	69,236	75,548	83,359	88,826	95,692
Other	5,848	6,342	6,778	6,656	7,182
Total gross loans, including loans held for sale	$3,967,654	$3,964,376	$4,375,730	$3,556,298	$3,450,092

* Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING ASSETS AND CREDIT QUALITY MEASURES (Unaudited)

	As of or for the:
	Quarter Ended		Year Ended
	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$52,431	$50,352	$52,908
Reserve for unfunded loan commitments	8,271	8,271	8,271
Allowance for credit losses	$60,702	$58,623	$61,179

NONPERFORMING ASSETS:
Nonaccrual loans	$24,796	$27,572	$22,095
Other real estate owned	—	479	—
Total nonperforming assets	$24,796	$28,051	$22,095

Allowance for loan losses to loans, net of unearned income	1.36%	1.32%	1.26%
Allowance for credit losses to loans, net of unearned income	1.58%	1.54%	1.46%
Allowance for loan losses to nonaccrual loans	211.4%	182.6%	239.5%
Allowance for credit losses to nonaccrual loans	244.8%	212.6%	276.9%
Allowance for loan losses to nonperforming assets	211.4%	179.5%	239.5%
Allowance for credit losses to nonperforming assets	244.8%	209.0%	276.9%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	0.63%	0.71%	0.51%
Nonaccrual loans to total loans, including loans held for sale	0.63%	0.70%	0.51%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended		Year Ended
	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
Balance at beginning of period	$58,623	$61,179	$32,971
Loans charged-off:
Commercial	(170)	(463)	(1,083)
Real estate – construction	—	—	(144)
Real estate – mortgage	(115)	(22)	—
Consumer	(21)	(36)	(189)
Foreign	—	—	(1,691)
Total loans charged-off	(306)	(521)	(3,107)

Recoveries on loans charged-off:
Commercial	344	162	1,361
Consumer	26	103	171
Foreign	30	—	187
Total recoveries on loans charged-off	400	265	1,719
Net recoveries (charge-offs)	94	(256)	(1,388)
Provision for credit losses	—	—	9,600
Reduction for loans sold	(161)	(2,300)	—
Additions due to acquisitions	2,146	—	19,996
Balance at end of period	$60,702	$58,623	$61,179

Annualized net recoveries (charge-offs) to average loans	0.01%	(0.02)%	(0.04)%